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                                                                   EXHIBIT 23.01


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
quepasa.com, inc.:

We consent to the inclusion of our report dated May 8, 2001 (except as to the second paragraph of Note 10(a) and Note 16 to the consolidated financial statements, which are as of August 6, 2001), and to the reference to our firm under the heading "Experts" in the registration statement of Great Western Land and Recreation, Inc. on Form S-4 dated October 16, 2001.

Our report dated May 8, 2001, except as to the second paragraph of Note 10(a) and Note 16 to the consolidated financial statements, which are as of August 6, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit, has been unable to successfully execute its business plan, and is considering alternatives for the Company that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



KPMG

Phoenix, Arizona
October 16, 2001